Exhibit 1

Joint Filing Statement Statement

Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the common stock, $0.001 par value, of Achillion Pharmaceuticals, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: September 28, 2017

RTW Investments, LP

By:	/s/ Roderick Wong
Roderick Wong, Managing Partner

RTW Master Fund, Ltd.

By:	/s/ Roderick Wong
Roderick Wong, Director

Roderick Wong

By:	/s/ Roderick Wong
Roderick Wong, Individually